                                                                   EXHIBIT 10.37

February 14, 2003


Mr. Nick Curtis



Dear Nick:

I am writing to confirm the changes that will take place in your compensation package related to your relocation to California. Effective July 1, 2003, your base salary will increase to $225,000 or $8,653.80 per bi-weekly pay period.

In addition, you agree to make the arrangements for bridge financing for the move to California and STAAR agrees to pay the cost of financing for a maximum six month period from the date of closing on the new property in California. In addition to paying for bridge financing, STAAR will also pay the mortgage on the new property for a maximum six-month period. If you house in Chicago is sold within this six-month period, this funding will immediately cease.

STAAR is adding to the terms of your employment a change of control provision effective immediately, with the compensation being equal to the revised base salary, plus 50% of the base as bonus reverting after two years to the average bonus actually earned over the prior two-year period.

If your employment is terminated for any reason without cause within the first two years of your relocation, you will receive 18 months of base salary. After the first two years, this figure will drop to one-year base salary and the average of the prior two years' bonus.

The abovementioned changes to your compensation package will be memorialized in an employment agreement that will be provided to you under separate cover.

Sincerely,

/s/ David Bailey
-------------------------------------
David  Bailey
President and Chief Executive Officer